Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 22, 2010	Contact:	Helen W. Cornell
Executive Vice President, Finance and CFO
(217) 228-8209
GARDNER DENVER, INC. REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS:
Revenue Growth and Cost Reductions Lead to DEPS Improvement
Second Quarter Highlights:
•	Organic order growth was 38 percent, compared to the three-month period ended June 30, 2009.

•	Operating income expanded 110 percent on a 3 percent increase in revenues.

•	Diluted Earnings per Share (“DEPS”) were $0.71 for the second quarter of 2010, 34 percent higher than $0.53 in the previous year.

•	The estimated full-year DEPS range has been increased to $2.83 to $2.93, including profit improvement costs and other items totaling $0.04 per diluted share.

•	Cash provided by operating activities exceeded $40 million for the second quarter of 2010 and was used in part to repay debt (approximately $21 million) and repurchase shares (approximately $9 million).
QUINCY, IL (July 22, 2010) – Gardner Denver, Inc. (NYSE: GDI) announced that revenues and operating income for the three months ended June 30, 2010 were $449.5 million and $56.6 million, respectively, and net income and DEPS attributable to Gardner Denver were $37.3 million and $0.71, respectively. For the six-month period of 2010, revenues and operating income were $871.7 million and $104.1 million, respectively, and net income and DEPS attributable to Gardner Denver were $69.3 million and $1.31, respectively. The three and six-month periods ended June 30, 2010 included expenses totaling $1.8 million and $2.8 million, respectively, for profit improvement initiatives and non-recurring items. These expenses reduced DEPS for the three and six-month periods of 2010 by $0.02 and $0.04, respectively.
Compared to the three-month period of 2009, revenues increased 3 percent, and orders increased 37 percent. The improvement in orders occurred in most business units and in all regions, with the most significant increase resulting from incremental demand for petroleum products. Operating income increased $29.7 million from $26.9 million in the prior year. Operating income as a percentage of revenues was 12.6 percent in the three-month period of 2010, compared to 6.2 percent in the prior year period. The prior year period included a net reduction of impairment charges of $3.9 million after the Company further analyzed its assessment of indefinite-lived intangible assets as of June 30, 2009. The quarter ended June 30, 2009 also included expenses related to profit improvement initiatives and non-recurring items totaling $19.9 million. Other factors leading to the increase in operating income in the three-month period of 2010, compared to the prior year period, were primarily the benefits of restructuring initiatives previously implemented and incremental profitability on the revenue growth.
CEO’s Comments
“The global demand environment continues to show modest improvements on an organic basis,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “The improvement continues to be generally broad-based and we have not seen any signs that this recovery is atypical from previous cycles. We continue to experience improving demand for OEM products and aftermarket parts and services and are benefiting from accelerating demand for petroleum products and related aftermarket parts and services, primarily due to the investments in well servicing pumps used in fracturing shale formations. We invested in each of the impacted operations during the downturn to streamline our processes and create incremental internal capacity through velocity improvements. As a result of these efforts, the incremental profit on the revenue growth has increased and our lead times have been reduced.
“In the second quarter of 2010, we demonstrated further progress toward our goal of 14 percent operating margin in the Industrial Products segment by 2014. We continue to make progress in improving our productivity and reducing material costs by broadening applications of our business system, ‘The Gardner Denver Way.’ Evidence of this change can be seen in the improvement in both our operating margin, adjusted to exclude restructuring costs and nonrecurring items, and inventory turnover, which improved to 5.4 times as of June 30, 2010 from 4.9 times as of June 30, 2009. We believe further opportunities exist to improve our processes and productivity in both reportable segments, as we continue our transformation into a lean organization.
“In early July, we completed the acquisition of ILMVAC GmbH (“ILMVAC”), a leading European provider of vacuum pumps, systems and accessories for R&D laboratories and industrial applications. ILMVAC has technical expertise in applying existing vacuum technology for lab applications tailored, in particular, to the European marketplace.
“Cash provided by operating activities was more than $67 million in the first half of 2010, allowing the Company to continue to reduce its borrowings and repurchase some of its shares in the open market. Although we maintained certain cash balances at quarter-end to complete the acquisition of ILMVAC on July 1, debt-to-total capital declined to 23.0 percent as of June 30, 2010. We continue to expect cash flow from operating activities, less capital expenditures, to slightly exceed net income in 2010, which should position the Company to repurchase shares or make additional acquisitions, if the appropriate opportunities become available.
“The Company invested $12.3 million in capital expenditures in the six-month period of 2010, compared to $28.1 million in the prior year period. By comparison, depreciation and amortization expense was $30.3 million for the six-

month period of 2010 and $34.9 million in the comparable period of 2009. The Company expects capital expenditures to total approximately $35 million to $40 million in 2010.”
Outlook
Mr. Pennypacker stated, “Our outlook reflects a combination of increasing volume in aftermarket parts and services, and OEM and petroleum products, offset by unfavorable changes in foreign currency exchange rates primarily as a result of the relative strengthening of the U.S. dollar compared to the euro since March 31, 2010. We believe that increases in capacity utilization are leading to improvements in demand for aftermarket parts and services for industrial equipment, but do not feel that capacity utilization has increased sufficiently to warrant a significant amount of capital investments by manufacturing companies. As a result of our expectation for a slow economic recovery, we anticipate demand for industrial products to gradually improve as the year progresses, but continue to remain cautious in our outlook.
“Revenues for Engineered Products depend more on existing backlog levels than revenues for Industrial Products and orders for Engineered Products are frequently scheduled for shipment over an extended period of time. Many of these products are used in process applications, such as oil and gas refining and chemical processing, which are industries that typically experience increased demand very late in economic cycles. At present, orders for products used in these applications are primarily for replacement units, aftermarket parts and services. Our current outlook assumes that drilling pump shipments will not improve before the fourth quarter of 2010, but that demand for well servicing equipment and OEM compressors will remain strong through the balance of the year.”
Mr. Pennypacker stated, “Based on the economic outlook, our existing backlog and cost reduction plans, we are projecting the third quarter 2010 DEPS to be in a range of $0.68 to $0.74. The full-year 2010 DEPS are expected to be in the range of $2.83 to $2.93. This projection includes first half 2010 profit improvement costs (primarily consisting of severance expenses) and other items totaling $0.04 per diluted share. Full-year 2010 DEPS, adjusted to exclude profit improvement costs and other items, are expected to be in a range of $2.87 to $2.97. The effective tax rate assumed in the DEPS guidance for the second half of 2010 is 27 percent.”
Second Quarter Results
Revenues increased $13.5 million (3 percent) to $449.5 million for the three months ended June 30, 2010, compared to the same period of 2009. Orders and revenues for the Industrial Products segment increased 32 percent and 7 percent, respectively, in the second quarter, compared to the same period of 2009, reflecting on-going improvement in demand for OEM products and aftermarket parts and services on a global basis. In the second quarter of 2010, unfavorable changes in foreign currency exchange rates reduced orders and revenues for the Industrial Products segment by 1 percent. Organically, this segment generated order and revenue growth of 33 percent and 8 percent, respectively, in the second quarter of 2010, compared to the prior year period.

Engineered Products segment revenues decreased 3 percent for the three months ended June 30, 2010, compared to the same period of 2009, partially due to unfavorable changes in foreign currency exchange rates. Orders for Engineered Products increased 45 percent in the second quarter, compared with the same period of 2009, reflecting accelerating demand for petroleum products, improving demand for aftermarket parts and services for engineered packages and continuing strong demand for OEM products. Revenues in the prior year period included backlog shipments of loading arms and engineered packages containing liquid ring pumps that did not recur in 2010. See “Selected Financial Data Schedule” at the end of this press release.
Gross profit increased $21.1 million (16 percent) to $151.6 million for the three months ended June 30, 2010, compared to the same period of 2009, primarily as a result of volume improvements, favorable product mix and cost reductions, despite the impact of unfavorable changes in foreign currency exchange rates. Gross margin increased to 33.7 percent in the three months ended June 30, 2010, from 29.9 percent in the same period of 2009. The increase in gross margin was due to the benefits of operational improvements, cost reductions, volume leverage and favorable product mix.
Selling and administrative expenses increased $4.6 million to $91.7 million in the three-month period ended June 30, 2010, compared to the same period of 2009, primarily due to increases in variable compensation and benefit expenses, partially offset by cost reductions and changes in foreign currency exchange rates ($1.4 million). As a percentage of revenues, selling and administrative expenses increased slightly to 20.4 percent for the three-month period ended June 30, 2010, compared to 20.0 percent for the same period of 2009.
Operating income, as adjusted to exclude the net impact of expenses incurred for profit improvement initiatives and non-recurring items (“Adjusted Operating Income”) for the three-month period ended June 30, 2010 was $58.4 million, compared to $42.9 million in the prior year period. Adjusted operating income as a percentage of revenues improved to 13.0 percent from 9.8 percent in the three-month period of 2009. DEPS, as adjusted for the impact of profit improvement initiatives and non-recurring items (“Adjusted DEPS”) for the three-month period ended June 30, 2010, were $0.73, compared to $0.50 in the three-month period of 2009. Adjusted Operating Income, on a consolidated and segment basis and Adjusted DEPS are both financial measures that are not in accordance with accounting principles generally accepted in the U.S. “GAAP”. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.
Adjusted Operating Income for the Industrial Products segment in the second quarter of 2010 was $23.2 million and segment Adjusted Operating Income as a percentage of revenues was 8.6 percent. By comparison, Adjusted Operating Income for the Industrial Products segment was $6.3 million, or 2.5 percent of revenues, in the three-month period of 2009. Segment operating income(1) and segment operating margin(1), as reported under GAAP, for the Industrial Products segment for the three months ended June 30, 2010 were $20.2 million and 7.5 percent, respectively. Segment operating loss(1) for the Industrial Products segment, as reported under GAAP, for the three months ended June 30, 2009 was $6.3 million. The improvement in Adjusted Operating Income for this segment was primarily attributable to cost reductions completed over the previous twelve months and incremental profit on revenue growth. See the “Selected Financial Data Schedule” and the “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Adjusted Operating Income for the Engineered Products segment for the second quarter of 2010 was $35.2 million and segment Adjusted Operating Income as a percentage of revenues was 19.5 percent. Adjusted Operating Income for the Engineered Products segment in the three-month period of 2009 was $36.6 million, or 19.7 percent of revenues. Segment operating income(1), as reported under GAAP, for the Engineered Products segment for the three months ended June 30, 2010 was $36.4 million and segment operating margin(1) was 20.1 percent, compared to $33.2 million and 17.9 percent, respectively, in the same period of 2009. The reduction in Adjusted Operating Income for this segment was primarily attributable to volume reductions and unfavorable product mix, partially offset by cost reductions completed over the previous twelve months. See the “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The provision for income taxes for the three months ended June 30, 2010 increased $19.1 million to $12.6 million, compared to the same period of 2009. The effective tax rate for the three-month period of 2010 was 25 percent. The provision for income taxes in the three-month period of 2009 reflected the reversal of deferred tax liabilities totaling $11.6 million associated with a portion of the goodwill and other intangible asset impairment charges.
Net income attributable to Gardner Denver for the three months ended June 30, 2010 increased $9.9 million to $37.3 million, compared to $27.4 million in the same period of 2009. Diluted earnings per share attributable to Gardner Denver for the three months ended June 30, 2010 were $0.71, compared to $0.53 for the same period of the previous year.

Six Month Results
Revenues in the six-month period of 2010 decreased $26.8 million (3 percent) to $871.7 million, compared to $898.5 million in the same period of 2009. This decrease is attributable to the global economic slowdown that reduced our shippable backlog in the first quarter of 2010, partially offset by on-going improvement in demand for OEM products and aftermarket parts and services and favorable changes in foreign currency exchange rates.
Gross profit increased $14.3 million (5 percent) to $285.4 million in the six months ended June 30, 2010, compared to the same period of 2009, as a result of the cost reduction projects completed over the previous fifteen months and favorable changes in foreign currency exchange rates. Gross margin increased to 32.7 percent in the six-month period of 2010, compared with 30.2 percent in the six-month period of 2009, primarily due to the cost reductions.
Compared to 2009, selling and administrative expenses decreased $2.3 million in the six-month period of 2010 to $179.4 million due primarily to cost reductions, partially offset by increases in variable compensation and benefit expenses and changes in foreign currency exchange rates ($3.2 million). As a percentage of revenues, selling and administrative expenses increased to 20.6 percent in the six months ended June 30, 2010, compared to 20.2 percent in 2009, as a result of lower leverage as revenue declined, despite cost reductions realized.
For the six-month period, operating income increased $304.3 million to $104.1 million in 2010, compared to an operating loss of $200.2 million in same period of 2009. Operating income as a percentage of revenues was 11.9 percent in the six-month period of 2010. The operating loss in 2009 was impacted by impairment charges ($261.1 million), as well as profit improvement initiatives and other items (totaling $28.0 million). The year-over-year increase in operating income was also attributable to cost reductions, partially offset by a reduction in revenue.
Adjusted Operating Income (a non-GAAP financial measure) for the six-month period ended June 30, 2010 was $106.9 million, compared to $88.9 million in the prior year period. Adjusted operating income as a percentage of revenues increased to 12.3 percent from 9.9 percent in the six-month period of 2009. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The provision for income taxes was $22.3 million in the six months ended June 30, 2010, compared to $7.4 million in the same period of 2009. The effective tax rate for the six-month period of 2010 was 24 percent. The provision in 2009 reflected the reversal of deferred tax liabilities totaling $11.6 million associated with a portion of the goodwill and other intangible asset impairment charges and, in the first quarter of 2009, expense of $8.6 million associated with the write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir. In the first quarter of 2009, the Company also recognized a $3.6 million benefit as a result of the reversal of an income tax reserve and related interest associated with the completion of a foreign tax examination.

The Company generated net income of $69.3 million in the six-month period of 2010, compared to a net loss of $221.8 million in the same period of 2009. The Company generated DEPS of $1.31 in the six-month period of 2010, compared to a net loss on a per share basis of $4.28 for the same period of the previous year. Adjusted DEPS (a non-GAAP financial measure) for the six-month period ended June 30, 2010 were $1.35, compared to Adjusted DEPS for the prior year period of $1.01, reflecting a 34 percent improvement despite the 3 percent reduction in revenue. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency exchange rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending December 31, 2009, and its subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three and six-month periods ended June 30, 2010 and 2009 follow.
Gardner Denver will broadcast a conference call to discuss results for the second quarter of 2010 on Friday, July 23, 2010 at 9:30 a.m. Eastern Time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website at www.GardnerDenver.com or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2009 revenues of approximately $1.8 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

(1) Segment operating income (loss) (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income (loss) to consolidated operating income (loss) and consolidated income (loss) before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2010	2009	Change	2010	2009	Change

Revenues	$449,519	$436,049	3	$871,683	$898,529	(3)
Cost of sales	297,919	305,513	(2)	586,276	627,382	(7)

Gross profit	151,600	130,536	16	285,407	271,147	5
Selling and administrative expenses	91,745	87,170	5	179,439	181,753	(1)
Other operating expense, net	3,268	20,379	(84)	1,917	28,555	(93)
Impairment charges, net	-	(3,935)	NM	-	261,065	NM

Operating income (loss)	56,587	26,922	110	104,051	(200,226)	NM
Interest expense	6,062	6,611	(8)	12,178	14,268	(15)
Other income, net	(2)	(1,243)	NM	(637)	(1,431)	(55)

Income (loss) before income taxes	50,527	21,554	134	92,510	(213,063)	NM
Provision for income taxes	12,603	(6,493)	NM	22,333	7,362	203

Net income (loss)	37,924	28,047	35	70,177	(220,425)	NM
Less: Net income attributable to noncontrolling interests	590	648	(9)	885	1,345	(34)

Net income (loss) attributable to Gardner Denver	$37,334	$27,399	36	$69,292	$(221,770)	NM

Earnings (loss) per share attributable to Gardner Denver common stockholders:
Basic earnings (loss) per share	$0.71	$0.53	34	$1.33	$(4.28)	NM

Diluted earnings (loss) per share	$0.71	$0.53	34	$1.31	$(4.28)	NM

Dividends per share	$0.05	$-	NM	$0.10	$-	NM

Basic weighted average number of shares outstanding	52,399	51,852		52,275	51,809

Diluted weighted average number of shares outstanding	52,802	52,102		52,696	51,809

Shares outstanding as of June 30	52,248	51,974

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	6/30/2010	3/31/2010	Change	12/31/2009

Cash and cash equivalents	$111,138	$112,823	(1)	$109,736

Accounts receivable, net	342,750	332,404	3	326,234

Inventories, net	220,080	223,088	(1)	226,453

Total current assets	723,072	721,208	-	718,511

Total assets	1,832,618	1,893,792	(3)	1,939,048

Short-term borrowings and current maturities of long-term debt	34,797	38,110	(9)	33,581

Accounts payable and accrued liabilities	275,388	273,706	1	289,949

Total current liabilities	310,185	311,816	(1)	323,530

Long-term debt, less current maturities	278,986	306,660	(9)	330,935

Total liabilities	784,459	828,777	(5)	875,039

Total stockholders’ equity	$1,048,159	$1,065,015	(2)	$1,064,009

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2010	2009	Change	2010	2009	Change
Industrial Products Group
Revenues	$268,650	$250,281	7	$515,044	$504,154	2
Operating income (loss)	20,157	(6,321)	NM	39,710	(267,711)	NM
% of revenues	7.5%	(2.5% )		7.7%	(53.1% )
Orders	281,904	213,609	32	559,704	458,286	22
Backlog	213,107	221,583	(4)	213,107	221,583	(4)

Engineered Products Group
Revenues	180,869	185,768	(3)	356,639	394,375	(10)
Operating income	36,430	33,243	10	64,341	67,485	(5)
% of revenues	20.1%	17.9%		18.0%	17.1%
Orders	218,420	150,769	45	425,885	299,154	42
Backlog	259,322	231,970	12	259,322	231,970	12

Reconciliation of Segment Results to Consolidated Results
Industrial Products Group operating income (loss)	$20,157	$(6,321)		$39,710	$(267,711)
Engineered Products Group operating income	36,430	33,243		64,341	67,485

Consolidated operating income (loss)	56,587	26,922		104,051	(200,226)
% of revenues	12.6%	6.2%		11.9%	(22.3% )
Interest expense	6,062	6,611		12,178	14,268
Other income, net	(2)	(1,243)		(637)	(1,431)

Income (loss) before income taxes	$50,527	$21,554		$92,510	$(213,063)

% of revenues	11.2%	4.9%		10.6%	(23.7% )

The Company evaluates the performance of its reportable segments based on operating income (loss), which is defined as income (loss) before interest expense, other income, net, and income taxes. Reportable segment operating income (loss) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income (loss) and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		%		%
	$ Millions	Change	$ Millions	Change
Industrial Products Group
2009 Revenues	250.3		504.2
Effect of currency exchange rates	(3.5)	(1)	10.3	2
Organic growth	21.9	8	0.5	-

2010 Revenues	268.7	7	515.0	2

2009 Orders	213.6		458.3
Effect of currency exchange rates	(1.9)	(1)	13.5	3
Organic growth	70.2	33	87.9	19

2010 Orders	281.9	32	559.7	22

Backlog as of 06/30/09	221.6
Effect of currency exchange rates	(11.7)	(5)
Organic growth	3.2	1

Backlog as of 06/30/10	213.1	(4)

Engineered Products Group
2009 Revenues	185.8		394.4
Effect of currency exchange rates	(1.1)	(1)	4.6	1
Organic growth	(3.8)	(2)	(42.4)	(11)

2010 Revenues	180.9	(3)	356.6	(10)

2009 Orders	150.8		299.2
Effect of currency exchange rates	(0.9)	(1)	5.4	2
Organic growth	68.5	46	121.3	40

2010 Orders	218.4	45	425.9	42

Backlog as of 06/30/09	232.0
Effect of currency exchange rates	(8.8)	(4)
Organic growth	36.1	16

Backlog as of 06/30/10	259.3	12

Consolidated
2009 Revenues	436.0		898.5
Effect of currency exchange rates	(4.6)	(1)	14.9	2
Organic growth	18.1	4	(41.7)	(5)

2010 Revenues	449.5	3	871.7	(3)

GARDNER DENVER, INC.
RECONCILIATION OF OPERATING INCOME (LOSS) AND DEPS TO
ADJUSTED OPERATING INCOME AND ADJUSTED DEPS
(in thousands, except per share amounts and percentages)
(Unaudited)
While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides management a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.

	Three Months Ended			Six Months Ended
	June 30, 2010			June 30, 2010
	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated

Operating income	$20,157	$36,430	$56,587	$39,710	$64,341	$104,051
% of revenues	7.5%	20.1%	12.6%	7.7%	18.0%	11.9%

Adjustments to operating income:
Profit improvement initiatives (2)	2,761	(1,419)	1,342	3,960	(1,264)	2,696
Other, net (3)	262	181	443	(21)	161	140

Total adjustments to operating income	3,023	(1,238)	1,785	3,939	(1,103)	2,836

Adjusted Operating Income	$23,180	$35,192	$58,372	$43,649	$63,238	$106,887
% of revenues, as adjusted	8.6%	19.5%	13.0%	8.5%	17.7%	12.3%

	Three Months Ended			Six Months Ended
	June 30, 2009			June 30, 2009
	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated

Operating (loss) income	$(6,321)	$33,243	$26,922	$(267,711)	$67,485	$(200,226)
% of revenues	(2.5% )	17.9%	6.2%	(53.1% )	17.1%	(22.3%	)

Adjustments to operating (loss) income:
Profit improvement initiatives (2)	16,682	3,073	19,755	18,203	9,416	27,619
Impairment charges, net	(3,935)	-	(3,935)	261,065	-	261,065
Other, net (3)	(145)	285	140	(89)	482	393

Total adjustments to operating (loss) income	12,602	3,358	15,960	279,179	9,898	289,077

Adjusted Operating Income	$6,281	$36,601	$42,882	$11,468	$77,383	$88,851
% of revenues, as adjusted	2.5%	19.7%	9.8%	2.3%	19.6%	9.9%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2010	2009	Change	2010	2009	Change

Diluted earnings (loss) per share	$0.71	$0.53	34	$1.31	$(4.28)	NM

Adjustments to diluted earnings (loss) per share:
Profit improvement initiatives (2)	0.02	0.26		0.04	0.37
Impairment charges, net	-	(0.30)		-	4.80
Non-cash income tax items (4)	-	-		-	0.10
Other, net (3)	-	0.01		-	0.02

Total adjustments to diluted earnings (loss) per share	0.02	(0.03)		0.04	5.29

Adjusted Diluted Earnings Per Share	$0.73	$0.50	46	$1.35	$1.01	34

(2)	Costs, consisting primarily of employee termination benefits, to streamline operations, reduce overhead costs and rationalize the Company’s manufacturing footprint.

(3)	Consists of the gain on the sale of a foundry in the first quarter of 2010 and, in both 2010 and 2009, certain retirement expenses, acquisition due diligence and certain integration costs.

(4)	Includes an $8.6 million ($0.17 per share) write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir, partially offset by the reversal of an income tax reserve and related interest totaling $3.6 million ($0.07 per share) associated with the completion of a foreign tax examination.